Exhibit 99.01

Press Release

Available for Immediate Publication: October 20, 2015

First National Bank of Northern California Reports Second Quarter 2015 Earnings of $0.47 Per Diluted Share

Source: FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (QTCQB: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the third quarter of 2015 of $2,239,000 or $0.51 per diluted share, compared to net earnings available to common shareholders of $1,823,000 or $0.42 per diluted share for the third quarter of 2014.

“The third quarter of 2015 was a quarter of solid earnings for the Company, accentuated by a favorable income tax settlement that is underway with the Franchise Tax Board of California related to the Company’s enterprise zone net interest deduction claimed on state income returns for the years 2005 through 2013. As a result, the Company was able to record a $535,416 tax benefit during the quarter related to this settlement. The acquisition of America California Bank allowed the Company to record net interest income during the third quarter that was higher than above levels recorded for the second quarter of 2015. Acquisition expenses of America California Bank, net of related tax benefits, were $527,000 during the third quarter. Total assets have increased $194 million since the beginning of the year, primarily related to the America California Bank acquisition,” stated Tom McGraw, CEO.

Financial Highlights: Third Quarter, 2015	(Unaudited)
	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
Consolidated Statements of Earnings	September 30,	September 30,	September 30,	September 30,
(in 000s except share and earnings per share amounts)	2015	2014	2015	2014

Interest income	$9,893	$9,300	$28,261	$27,544
Interest expense	691	538	1,800	1,562
Net interest income	9,202	8,762	26,461	25,982
Provision for loan losses	(75)	—	(225)	(75)
Noninterest income	1,022	1,041	3,367	3,067
Noninterest expense	7,479	7,055	21,211	21,107
Income before provision for income taxes	2,670	2,748	8,392	7,867
Provision for income taxes	(431)	(925)	(2,283)	(2,581)
Net earnings	2,239	1,823	6,109	5,286
Dividends and discount accretion on preferred stock	—	—	—	170
Net earnings available to common shareholders	$2,239	$1,823	$6,109	$5,116

Basic earnings per share	$0.52	$0.43	$1.42	$1.21
Diluted earnings per share	$0.51	$0.42	$1.38	$1.17

Average assets	$1,040,049	$903,222	$971,294	$897,247
Average equity	$100,801	$91,455	$99,556	$89,738
Return on average assets	0.86%	0.81%	1.26%	1.14%
Return on average equity	8.88%	7.97%	12.27%	11.40%
Efficiency ratio	73%	72%	71%	73%
Net interest margin (taxable equivalent)	4.00%	4.20%	4.09%	4.23%
Average shares outstanding	4,309	4,250	4,293	4,222
Average diluted shares outstanding	4,422	4,384	4,414	4,364

Financial Highlights: Third Quarter, 2015	(Unaudited)	*	(Unaudited)	*
	As of	As of	As of	As of
Consolidated Balance Sheets (in ’000s)	September 30,	December 31,	September 30,	December 31,
	2015	2014	2014	2013

Assets:
Cash and cash equivalents	$40,282	$14,978	$15,220	$14,007
Interest-bearing time deposits with other financial institutions	1,246	2,784	4,068	5,543
Securities available for sale, at fair value	315,560	264,881	267,924	263,988
Loans, net	696,888	583,715	568,533	552,343
Premises, equipment and leasehold improvements, net	10,326	10,951	12,239	12,512
Other real estate owned, net	838	763	755	5,318
Goodwill	4,580	1,841	1,841	1,841
Other equity securities	6,748	5,769	5,769	5,300
Accrued interest receivable	4,326	3,725	3,670	3,808
Prepaid expenses	877	1,045	444	701
Bank owned life insurance	12,766	12,510	12,424	12,151
Other assets	17,021	14,202	14,535	14,418
Total assets	$1,111,458	$917,164	$907,422	$891,930

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$346,888	$292,359	$284,196	$279,269
Savings and money market	512,534	394,676	393,929	370,194
Time	129,943	105,159	104,031	124,152
Total deposits	989,365	792,194	782,156	773,615
Federal Home Loan Bank advances	—	9,000	16,000	15,000
Note payable	5,100	5,550	5,700	—
Accrued expenses and other liabilities	13,303	13,332	10,974	9,066
Total liabilities	1,007,768	820,076	814,830	797,681
Stockholders’ equity	103,690	97,088	92,592	94,249
Total liab. and stockholders’ equity	$1,111,458	$917,164	$907,422	$891,930
* Excerpt from the audited annual financial statements

Other Financial Information
Allowance for loan losses	$9,940	$9,700	$10,774	$9,879
Nonperforming assets	$6,030	$6,411	$5,875	$12,669
Total gross loans	$706,828	$593,415	$579,307	$562,222

“Our net interest margin continued to move lower during the third quarter of 2015, due primarily to the low interest rate environment created by the current policy position of the Federal Open Market Committee (the “Committee”) of the Federal Reserve Bank. To date, there has been no set date established by the Committee as to when they intend to begin raising short term interest rate targets. Until they do, our net interest margin will continue to experience downward pressure in the near term. Noninterest expenses during the third quarter were negatively affected by acquisition costs. Management is committed to keep ongoing operating costs related to the America California Bank acquisition at a minimum. The recorded goodwill related to the America California Bank acquisition was $2,739,000. Management believes the payback period related to the recorded goodwill should be approximately 1.5 years,” continued Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.